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                                                                     EXHIBIT 8.2







                               December 10, 1998


Ocean Energy Inc.
1201 Louisiana
Suite 1400
Houston, Texas  77002

Re:  Tax Opinion

Gentlemen:

     We have acted as counsel for Ocean Energy Inc., a Delaware corporation ("OEI"), in connection with the Agreement and Plan of Merger, dated as of November 24, 1998, as amended, between OEI and Seagull Energy Corporation, a Texas corporation ("Seagull"), (the "Merger Agreement"), pursuant to which OEI will be merged with and into Seagull.

     All statements of legal conclusions attributable to us in the discussion under the caption "Certain Material U.S. Federal Income Tax Consequences of the Merger" in the prospectus included in the Registration Statement on Form S-4 of Seagull Energy Corporation (the "Registration Statement") filed in respect of the transactions contemplated in the Merger Agreement are our opinion with respect to the matters set forth therein.

     We hereby consent to the references to our firm and this opinion contained in the prospectus included in the Registration Statement. In giving this consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities and Exchange Act of 1933, as amended and the rules and regulations of the Securities and Exchange Commission thereunder.


                                 Very truly yours,



                                 Akin, Gump, Strauss, Hauer & Feld, L.L.P.